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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To Infonautics, Inc.

We consent to the incorporation by reference in this Registration Statement of Infonautics, Inc. on Form S-3 of our report dated February 13, 1998, on our audits of the consolidated financial statements and financial statement schedule of Infonautics, Inc. and its subsidiaries as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report on Form 10-K of Infonautics, Inc. for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

PricewaterhouseCoopers LLP
Philadelphia, PA 19103
August 11, 1998